Exhibit 99.1

American Public Education Reports Second Quarter 2012 Results

CHARLES TOWN, W.Va.--(BUSINESS WIRE)--August 8, 2012--American Public Education, Inc. (NASDAQ: APEI) – parent company of online learning provider American Public University System (APUS), which operates through American Military University (AMU) and American Public University (APU) – announced financial results for the quarter ended June 30, 2012.

Recent Highlights:

  Net course registrations increased to approximately 92,900 in the second quarter of 2012, a year-over-year increase of 18%.
  Net course registrations by new students in the second quarter of 2012 increased to approximately 19,600, an increase of approximately 4% over the same period of 2011.
  Second quarter 2012 revenues increased 23% to $74.6 million, compared to $60.8 million in the second quarter of 2011.
  Income from operations before interest income and income taxes in the second quarter of 2012 increased to $15.0 million, compared to $14.9 million in the same period of 2011.
  Net income for the second quarter of 2012 increased to $9.2 million, or $0.51 per diluted share, compared to $9.0 million, or $0.49 per diluted share, in the same period of 2011.

Financial and Other Results:

Total revenues for the second quarter of 2012 increased 23% to $74.6 million, compared to total revenues of $60.8 million in the second quarter of 2011. Income from operations before interest income and income taxes in the second quarter of 2012 increased to $15.0 million, compared to $14.9 million in the same period of 2011. Stock-based compensation expense reduced operating income by $917,000 in the second quarter of 2012 and $746,000 in the second quarter of 2011.

Net income for the second quarter of 2012 increased to $9.2 million, or $0.51 per diluted share, which includes $0.03 per diluted share in stock-based compensation expense, net of tax. This compares to net income of $9.0 million, or $0.49 per diluted share for the second quarter of 2011, including $0.02 per diluted share in stock-based compensation expense, net of tax. The weighted average diluted shares outstanding for the second quarter of 2012 and 2011 were approximately 18.2 million and 18.3 million, respectively.

For the six months ended June 30, 2012, total revenues were $150.4 million, an increase of 26% compared to total revenues of $119.5 million in the same period of 2011. Income from operations before interest income and income tax for the six months ended June 30, 2012 increased to $29.9 million, compared to $28.0 million in the same period of 2011. Stock-based compensation expense reduced each period's operating income by $1.9 million and $1.6 million, respectively.

Net income for the six months ended June 30, 2012 to $18.3 million, or $1.01 per diluted share, which includes $0.07 per diluted share in stock-based compensation expense, net of tax. This compares to net income of $16.8 million, or $0.92 per diluted share, in the same period of 2011, including $0.05 per diluted share in stock-based compensation expense, net of tax. The weighted average diluted shares outstanding for the six months ended June 30, 2012 and 2011 were approximately 18.2 million and 18.4 million, respectively.

Total cash and cash equivalents as of June 30, 2012 were approximately $116.7 million with no long-term debt. Cash from operations for the six months ended June 30, 2012 was approximately $22.7 million, compared to $25.7 million in the same period of 2011. Capital expenditures were approximately $18.9 million for the six months ended June 30, 2012, compared to $6.8 million in the prior year period. Depreciation and amortization was $5.4 million for the six months ended June 30, 2012 and $4.3 million for the same period of 2011.

Net Course Registrations:
For the three months ended June 30,
	2012	2011	% Change
Net Course Registrations by New Students	19,600	18,900	4%
Net Course Registrations	92,900	78,400	18%

For the six months ended June 30,
	2012	2011	% Change
Net Course Registrations from New Students	40,100	36,700	9%
Net Course Registrations	193,900	160,100	21%

Note: Net course registrations represent the aggregate number of classes in which students remain enrolled after the date by which they may drop the course without financial penalty. Net course registrations and net course registration growth rates include registrations for certain one-credit courses (non-lab courses) and other non-credit registrations in the current and prior year periods.

Third Quarter 2012 Outlook:

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements for any reason.

American Public Education anticipates third quarter 2012 net course registrations by new students to be approximately flat year-over-year; net course registrations to increase between approximately 16% and 18% year-over-year; revenues to increase between approximately 16% and 19% over the prior year period; and net income to be between $0.46 and $0.51 per diluted share.

Webcast:

A live webcast of the Company’s second quarter earnings conference call will be broadcast today at 9:00 a.m. Eastern time. This call will be open to listeners who log in through the Company's investor relations website, www.AmericanPublicEducation.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

American Public Education, Inc.

American Public Education, Inc. (NASDAQ: APEI) is an online provider of higher education focused primarily on serving the military and public service communities. American Public University System (APUS), wholly owned by APEI, operates through American Military University (AMU) and American Public University (APU). APUS serves more than 100,000 adult learners worldwide and offers 87 degree programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, and liberal arts. Nationally recognized for its best practices in online higher education, APUS provides an affordable education through classes taught by experienced faculty who are committed to the academic achievement of their students.

American Public University System is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (www.ncahlc.org). For more information about APUS graduation rates, median debt of students who completed programs, and other important information, visit www.apus.edu/disclosure.

Forward Looking Statements

Statements made in this press release regarding American Public Education, Inc., or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education, Inc. and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will" and "would". These forward-looking statements include, without limitation, statements regarding expected growth, expected revenues and expected earnings. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, Form 10-Q for the quarter ended June 30, 2012, and other filings with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	June 30,
	2012	2011
	(Unaudited)

Revenues	$74,572	$60,795
Costs and expenses:
Instructional costs and services	26,249	23,011
Selling and promotional	14,475	9,721
General and administrative	16,141	10,910
Depreciation and amortization	2,715	2,242

Total costs and expenses	59,580	45,884

Income from operations before interest income and income taxes	14,992	14,911
Interest income, net	(34)	25

Income before income taxes	14,958	14,936
Income tax expense	5,717	5,960

Net income	$9,241	$8,976

Net Income per common share:
Basic	$0.52	$0.50

Diluted	$0.51	$0.49

Weighted average number of common shares:
Basic	17,911	17,890

Diluted	18,151	18,346

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Six Months Ended
	June 30,
	2012	2011
	(Unaudited)

Revenues	$150,394	$119,459
Costs and expenses:
Instructional costs and services	54,102	45,116
Selling and promotional	28,846	20,605
General and administrative	32,213	21,421
Depreciation and amortization	5,371	4,335

Total costs and expenses	120,532	91,477

Income from operations before interest income and income taxes	29,862	27,982
Interest income, net	(13)	52

Income before income taxes	29,849	28,034
Income tax expense	11,525	11,201

Net income	$18,324	$16,833

Net Income per common share:
Basic	$1.02	$0.94

Diluted	$1.01	$0.92

Weighted average number of common shares:
Basic	17,882	17,912

Diluted	18,182	18,359

CONTACT:
American Public Education, Inc.
Harry T. Wilkins, CPA
Executive Vice President and Chief Financial Officer
304-724-3722
or
Christopher L. Symanoskie
Associate Vice President, Investor Relations
703-334-3880